Exhibit 99.1

References in this paper to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

New Capacity Purchase Arrangement Between Alaska and Horizon

Executive Summary

Horizon Air and Alaska Airlines have entered into an agreement whereby Alaska will purchase certain capacity from Horizon at a specified rate. This new arrangement will result in Alaska recording the passenger revenue for flights operated by Horizon that are subject to the arrangement. Alaska also will include the contractual costs in its statement of operations. This document aims to clarify for investors and other interested parties the arrangement and the expected impact on the financial statements of each airline.

Background

Air Group is composed of two primary operating subsidiaries – Alaska Airlines and Horizon Air Industries. Both of these subsidiaries operate as airlines, although their business plans, competition and economic risks differ substantially. Alaska is a major airline, operating an all-jet fleet with an average passenger trip length of over 1,000 miles. Horizon is a regional airline operating both jet and turboprop aircraft with an average passenger trip length of less than 400 miles.

Since the acquisition of Horizon by Air Group in 1986, Alaska and Horizon have operated independently and continue to have strong, distinct brands. In addition to serving its own markets, Horizon also provides feed traffic to Alaska and frequency in certain low-density Alaska markets for the benefit of the overall Air Group network. Both the feed and low-density flying for Alaska are referred as “incentive markets.”

Under the former arrangement between Alaska and Horizon, if the incentive markets resulted in a loss to Horizon, Alaska would make a payment to Horizon equal to the amount of the loss. Alternatively, if the incentive markets were profitable for Horizon over a specified margin, Horizon would make a payment to Alaska equal to the overage amount. Horizon was also eligible for a quarterly bonus if Alaska posted an operating profit as defined internally. The net payment or receipt was reported in “Selling expenses” in Alaska’s statement of operations. Horizon reported the receipt or payment in “Passenger revenues.” Alaska made incentive payments of $3.7 million in 2006, received incentive payments from Horizon of $1.7 million during 2005, and made incentive payments to Horizon of $13.8 million in 2004. These intercompany transactions were eliminated in consolidation.

New Arrangement Details

The effective date for the new capacity purchase arrangement is January 1, 2007. Under this new arrangement, Alaska will pay Horizon for specified flying based on predetermined rates plus a negotiated margin, regardless of the number of passengers on board or the revenue collected. The arrangement also includes a bonus that will be paid to Horizon if it meets certain operational performance measures. Alaska has assumed the revenue risk for the incentive markets and therefore will record all of the related passenger revenue.

Impact on Alaska’s Statement of Operations

New Arrangement with Horizon

Revenue from the incentive markets will be presented by Alaska in a new line item entitled “Passenger revenue – regional affiliates.” The associated costs, including an allocation of shared services costs borne by Alaska (more fully explained below), will be presented in a new operating expense line item entitled “Regional flying costs.” Alaska will also begin reporting “mainline” and “regional” financial statistics including available seat miles (ASMs), revenue per ASM, and cost per ASM, among others.

Alaska provides certain services such as finance and IT support to Horizon, for which it is reimbursed. Under the new arrangement, certain of those shared services costs borne by Alaska will be allocated to the incentive markets and recorded in “Regional flying costs” rather than being billed to and reimbursed by Horizon. These costs are not expected to be material.

Arrangement with PenAir

Alaska currently has a similar capacity purchase agreement in place whereby Alaska purchases from Peninsula Airways (PenAir) certain flights between Anchorage and Dutch Harbor, AK. Alaska has historically reported the revenue from this arrangement in “Other revenue – net” and the related costs in “Contracted services” in our statement of operations. Historically, the revenue and related cost associated with this arrangement have not been material. As a result of the new presentation for the Horizon capacity purchase agreement, we will also begin reporting PenAir flying in the separate regional flying costs line. Beginning with periodic reports in 2007, prior-year financial statements will be reclassified accordingly.

A pro forma 2006 statement of operations for Alaska Airlines is presented below, reclassified for PenAir revenues and expenses. Additionally, it has been adjusted for revenues and costs related to the Horizon incentive markets. The revenue amounts presented are based on actual 2006 revenues recorded by Horizon for the incentive market flying. For purposes of this document, the Horizon incentive market costs are assumed to be equal to revenues. This is not an indication of what the future margin on this flying will be, nor is it an indication of the historical margin. It is for illustration purposes only.

Impact on Horizon’s Statement of Operations

Horizon’s statement of operations will not change significantly. Horizon will continue to report in its operational statistics disclosures all operational metrics from the incentive markets flying. The primary difference will be that the revenue recorded by Horizon from this flying will be the contract amount paid to Horizon by Alaska rather than the actual revenue collected from passengers.

Impact on Consolidated Statement of Operations

Air Group’s consolidated statements of operations will include only the revenue and expenses associated with PenAir flying, as transactions between Alaska and Horizon are eliminated in consolidation. Other than the reclassification of PenAir revenues and expenses, our 2006 and 2005 statements of operations will remain unchanged because the new arrangement effective date is January 1, 2007.

Alaska Airlines

2006 Pro Forma Financial and Statistical Data

	Twelve Months Ended December 31, 2006
	Actual (GAAP Basis)		PenAir	Horizon Incentive Markets		Pro Forma
Financial Data (in millions):
Operating Revenues:
Passenger	$2,453					$2,453
Passenger - regional affiliates (new)	—		16	222		238
Other - net	240		(16)			224

Total Operating Revenues	2,693					2,915

Operating Expenses:
Wages and benefits	771					771
Aircraft fuel	757					757
Landing fees and other rentals	158					158
Aircraft maintenance	157					157
Contracted services	132		(14)			118
Other operating costs	599					599
Fleet transition costs	190					190
Restructuring charges and adjustments	25					25
Regional flying costs (new)	—		14	222		236

Total Operating Expenses	2,789					3,011

Operating Loss	(96)					(96)

Nonoperating income	4					4

Loss Before Income Tax	$(92)					$(92)

Mainline Operating Statistics:
RPMs (000,000) "traffic" *	17,822					17,822
ASMs (000,000) "capacity" *	23,278					23,278
Passenger load factor	76.6%					76.6%
Yield per passenger mile	13.76	¢				13.76	¢
Operating revenue per ASM	11.57	¢	(0.07)			11.50	¢
Operating expenses per ASM	11.98	¢	(0.06)			11.92	¢

Operating expense per ASM excluding fuel, fleet transition costs, restructuring charges and adjustments, navigation fee refund, and regional flying costs	7.81	¢	(0.06)			7.75	¢

Regional Operating Statistics:
RPMs (000,000)	—		41	799		840
ASMs (000,000)	—		67	1,066		1,133
Passenger load factor	—		61.2%	74.9%		74.1%
Operating revenue per ASM	—		23.88 ¢	20.83	¢	21.01	¢
Operating expenses per ASM	—		20.90 ¢	20.83	¢	20.83	¢

*	Currently, Alaska traffic and capacity figures do not include PenAir flying. As such, no reclassification is needed.